Exhibit 99.1

Catalyst Health Solutions Reports Third Quarter Results

Revenues grow 55% over prior year

Wins $400 million in new business for 2012

Launches major initiative to capitalize on market opportunities

Confirms 2011 guidance and issues preliminary 2012 guidance

ROCKVILLE, MD, November 1, 2011 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), today announced its financial results for the third quarter ended September 30, 2011. Revenue for the quarter grew by $504.3 million, or 55%, to $1.43 billion from $925.1 million in the prior year.

Third quarter 2011 adjusted earnings per diluted share increased by $0.12, or 24%, to $0.63 from $0.51 adjusted earnings per diluted share in the prior year. Adjusted earnings per share excludes the impact of transaction costs and integration expenses associated with the acquisition of Walgreens Health Initiatives (WHI), as well as acquisition related amortization. The Company reported quarterly net income of $15.2 million and earnings per diluted share of $0.31. Management believes that adjusted earnings per share, a non-GAAP financial measure, provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

“We are extremely pleased with the Company’s performance this quarter,” stated David T. Blair, Chief Executive Officer of Catalyst. “During the quarter, we reached $400 million of new business sold for 2012, we made substantial progress towards the integration of WHI and we began to pay down our credit facility. In addition, the integration of FutureScripts is largely complete and the Company will achieve its previously stated financial targets from this acquisition.”

Third Quarter Results

Revenue for the third quarter increased by $504.3 million, or 55%, to $1.43 billion from $925.1 million in the prior year’s comparable quarter. The increase in revenue is due to the addition of WHI and FutureScripts prescription volume for the full quarter, as well as higher prescription volume from new business, partially offset by increased generic utilization. Total unadjusted claims processed in the third quarter, excluding administrative service only (ASO) claims, increased to 24.4 million from 17.0 million for the same period in 2010. Due to the limited nature of services, ASO claims are accounted for on a net basis in revenue. The increase in our prescription volume was primarily due to the addition of WHI, a full quarter of FutureScripts volume and new clients. Generic utilization increased to 74.2% from 71.5% in the third quarter of 2010.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume, excluding ASO claims, was 30.4 million for the quarter and 20.5 million for the same period in 2010.

Gross profit for the third quarter increased $22.4 million, to $84.1 million, compared to $61.7 million, or a growth of 36% over the third quarter of the prior year. The increase in gross profit is due to the addition of WHI and FutureScripts revenue, higher generic utilization and margin contribution from new clients, offset by thinner margins on renewal business. Third quarter gross profit is reported net of $2.4 million of FutureScripts intangible asset amortization.

Third quarter operating income was $26.3 million compared to $35.0 million in the third quarter of 2010. The decrease in operating income was primarily due to the increase in selling, general and administrative (SG&A) expenses, which include the addition of WHI and FutureScripts expenses, transition and integration costs directly related to the acquisition of WHI and amortization of acquisition related intangibles. In the third quarter, expenses for the WHI transaction along with transition and integration expenses were approximately $16.2 million, while amortization of acquisition related intangibles in SG&A was approximately $6.4 million.

Net income for the third quarter of 2011 was $15.2 million, or $0.31 per diluted share, compared to the prior year’s net income of $21.5 million, or $0.48 per diluted share.

Nine Months Results

Revenue for the nine months ended September 30, 2011 increased 43% to $3.78 billion from $2.65 billion in the prior year. The increase in revenue is due to the addition of WHI and FutureScripts revenue, increases in prescription volume from new business and price inflation on brand drugs, offset by the impact of generic utilization. Total unadjusted claims processed, excluding ASO claims, increased to 66.4 million for the nine months ended September 30, 2011 from 49.3 million for the same period in 2010. The increase in prescription volume was primarily due to the addition of WHI and FutureScripts prescriptions and modest growth of the legacy Catalyst volume.

Adjusting for the difference in days supply between mail order and retail, total prescription volume, excluding ASO claims, was 81.4 million compared to 59.3 million in the prior year.

Gross profit for the first nine months of 2011, increased by $47.2 million or 28% to $215.3 million, compared to $168.1 million in the first nine months of the prior year. The increase in gross profit is due to the addition of WHI and FutureScripts revenue, higher generic utilization and margin contribution from new clients, offset by thinner margins on renewal business. Gross profit for the nine months ended September 30, 2011 is reported net of $7.3 million of FutureScripts intangible asset amortization.

Operating income declined by $13.2 million to $81.9 million in the first nine months of 2011 from $95.1 million in the same period of the prior year. The decrease in operating income was due to the increase in gross profit offset by an increase in SG&A expenses associated with transaction and integration expenses for WHI of $34.1 million, increased expenses for the WHI and FutureScripts operations and incremental intangible amortization in SG&A of $6.2 million.

Net income for the first nine months of 2011 was $47.8 million, or $1.00 per diluted share, compared to $58.4 million, or $1.31 per diluted share, in the prior year.

New Sales

Catalyst has secured new PBM business representing more than $400 million in annualized 2012 revenue. New business consists of self-funded employers, such as The Hertz Corporation and MGM Resorts International, as well as managed care plans, such as Health Alliance Medical Plans. Health Alliance is a leading provider-sponsored health insurer in the Midwest, covering approximately 250,000 lives. “We selected Catalyst Rx as our pharmacy benefit manager because of their flexible approach, customized services and transparent business model,” said Dr. Robert Parker, Chief Medical Officer of Health Alliance.

2011 Financial Guidance

The Company reaffirms its previously stated 2011 guidance of $5.1 billion to $5.3 billion of revenue and $2.30 to $2.40 adjusted earnings per diluted share.

Invest Now

Catalyst is launching a major initiative to immediately seize upon the market opportunities emerging in the rapidly changing PBM landscape. The Invest Now program will position Catalyst to benefit from the current disruption and uncertainty in the market and accelerate the Company’s organic growth. “We fully expect to double our annual new business wins over the next two selling seasons,” stated Blair. The components of Invest Now include:

•	Expanding sales and marketing resources to respond to the increasing demand for our services

•	Accelerating product development and enhancing our service offerings to effectively attract and serve new target markets

•	Developing infrastructure and support functions to accommodate increased volumes of business

Catalyst expects to commit approximately $15 million in 2012, with the expectation of seeing results that directly benefit the 2012 selling season, 2013 financial results and our overall business performance.

“The continued consolidation in our industry and the emergence of preferred pharmacy networks combined with the impact of healthcare reform, have created significant opportunity in the marketplace. As an early indicator, we have seen a meaningful increase in RFP activity for the next selling season,” added Blair.

Preliminary 2012 Financial Guidance

The Company is issuing preliminary 2012 revenue and adjusted earnings per share guidance. Revenue in 2012 is projected to grow to a range of $5.8 billion to $6.2 billion. This growth reflects a full year of WHI volume, net new business wins, offset by expected increases in generic utilization and patient cost sharing. The Company is initially targeting adjusted earnings per share growth of 13% to 17%, equating to a range of $2.60 to $2.80 per share. GAAP earnings in 2012 will be impacted by non-recurring expenses related to the integration of WHI, which management expects will be approximately $15 to $20 million, as well as a full year impact of acquisition intangible amortization of $36 million.

As noted above, the Company intends to increase spending through its Invest Now initiative to capitalize on market opportunities. These additional expenses are included in 2012 guidance.

Blair added, “We anticipate ramping up our Invest Now program through the end of the year and while these actions will impact our 2012 expense levels, we believe these programs could be additive to the second half of 2012, and more importantly will have a meaningful impact on 2013 and beyond. In addition, these investments will improve our competitive position and create long term benefits to our customers and shareholders.”

Conference Call

The Company will hold a conference call on Wednesday, November 2, 2011, at 8:00 a.m. Eastern time. To participate, call 1-800-378-9501, access code 7709242 ten minutes prior to the scheduled start time. The recorded call will be available for telephonic replay from November 2nd, after 1:00 p.m. Eastern time, through November 12th at 1:00 p.m. Eastern time. To access the replay, dial 1-888-203-1112, replay access code 7709242.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc., the fastest-growing national PBM in the U.S., is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager (PBM) serving more than 18 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of PBM services to the hospice industry; FutureScripts, LLC, a full-service PBM serving approximately 1 million lives in the mid-Atlantic region, and Immediate Pharmaceutical Services, Inc., a fully integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers, including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Catalyst Health Solutions, Inc. financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Catalyst’s management believes providing investors with this information gives additional insights into its results of operations. While Catalyst’s management believes that these non-GAAP financial measures are useful in evaluating its operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, assumptions and projections about the business, trends in the pharmacy benefit management (“PBM”) industry, and developments in the legal, regulatory and economic environment. Accordingly, you should not place undue reliance on any such statements. In addition, our actual results may vary materially from those anticipated in such forward-looking statements as a result of many factors, many of which are beyond our control, and we cannot guarantee that our performance will be consistent with such forward-looking statements. We believe that these factors include, but are not limited to, the following:

•	Competition in the PBM industry is intense and could impair our ability to attract and retain clients;

•	Our failure to anticipate and appropriately adapt to changes in the rapidly changing health care industry;

•	The loss of one or more key network pharmacies impairing the competitiveness of our services;

•

From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate or manage acquired businesses, our operating results may be adversely affected;

•

A failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors, or a significant failure or disruption in service within our operations or the operations of such vendors;

•	Our failure to execute on, or other issues arising under, key client contracts upon which our continued financial growth and profitability are dependent;

•

If we or our suppliers fail to comply with complex and evolving laws and regulations, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;

•

Changes in applicable laws or regulations, or their interpretation or enforcement, or the enactment of new laws or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources in order to comply;

•	Healthcare reform and other government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Changes relating to Medicare Part D impairing our ability to market services to Medicare Part D eligible plans or members;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	The terms and covenants relating to our existing indebtedness, our credit ratings and profile, or the future level of our indebtedness could adversely impact our financial performance and liquidity.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Catalyst Health Solutions, Inc.’s most recent reports on Form 10-K and Form 10-Q and other documents of Catalyst Health Solutions, Inc. on file with the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this material are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Tim Pearson, Chief Financial Officer

301-548-2900

investorrelations@chsi.com

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Revenue (excludes member co-payments of $598,035, $251,412, $1,269,549 and $736,789 for the three and nine months ended September 30, 2011 and 2010, respectively)	$1,429,377	$925,056	$3,784,938	$2,647,475

Direct expenses	1,345,294	863,313	3,569,678	2,479,361
Selling, general and administrative expenses	57,784	26,739	133,328	73,031

Total operating expenses	1,403,078	890,052	3,703,006	2,552,392

Operating income	26,299	35,004	81,932	95,083
Interest and other income	7	695	226	874
Interest expense	(2,431)	(1,286)	(5,553)	(1,739)

Income before income taxes	23,875	34,413	76,605	94,218
Income tax expense	8,633	12,908	28,756	35,813

Net income	$15,242	$21,505	$47,849	$58,405

Net income per share, basic	$0.31	$0.49	$1.02	$1.33
Net income per share, diluted	$0.31	$0.48	$1.00	$1.31
Weighted average shares of common stock outstanding, basic	48,883	43,928	47,092	43,800
Weighted average shares of common stock outstanding, diluted	49,424	44,586	47,642	44,522

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Pharmacy claims processed (1):
Retail prescriptions	21,404	15,316	58,916	44,273
90-day retail prescriptions	1,984	971	4,565	2,820
Mail-order prescriptions	1,013	759	2,922	2,198

Total prescriptions	24,401	17,046	66,403	49,291
Total adjusted prescriptions (2)	30,395	20,506	81,377	59,327

Adjusted mail penetration % (3)	10%	11%	11%	11%
Adjusted 90-day penetration % (4)	30%	25%	28%	25%
Generic utilization %	74%	72%	74%	71%

Gross profit	$84,083	$61,743	$215,260	$168,114
Operating income	26,299	35,004	81,932	95,083
Depreciation & amortization	11,713	3,870	26,008	10,251

(1)	Pharmacy claims processed exclude administrative service only (ASO) claims. ASO claims are prescriptions that receive a limited scope of services. These services are generally limited to prescription adjudication and processing and discount card programs. ASO claims are reported on a net-revenue basis. ASO claims were approximately 19.9 million and 0.1 million for the three months ended September 30, 2011 and 2010, respectively, and 24.1 million and 0.4 million for the nine months ended September 30, 2011 and 2010, respectively.
(2)	Adjusted prescription volume equals the number of 90-day retail prescriptions and mail-order prescriptions multiplied by 3, plus retail prescriptions. 90-day retail prescriptions and mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.
(3)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.
(4)	The percentage of adjusted 90-day retail prescriptions and adjusted mail-order prescriptions to total adjusted prescriptions.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

Adjusted Earnings Per Share Reconciliation

(Unaudited)

We are providing diluted earnings per share excluding the impact of certain non-recurring items and acquisition related intangible amortization in order to compare our underlying financial performance to prior periods. Catalyst’s management believes that this non-GAAP financial measure provides useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results.

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

GAAP diluted earnings per share	$0.31	$0.48	$1.00	$1.31

Adjustment for WHI transaction, transition and integration related costs (1)	0.21	—	0.45	—

Adjustment for amortization of intangible assets (2)	0.11	0.03	0.23	0.06

Diluted earnings per share, as adjusted	$0.63	$0.51	$1.68	$1.37

(1)	This adjustment represents the per share effect of transaction, transition and integration costs directly related to the acquisition of Walgreens Health Initiatives, Inc. (“WHI”) of approximately $16.2 million and $34.1 million ($10.2 million and $21.2 million after tax) for the three months and nine months ended September 30, 2011, respectively. Transaction, transition and integration expenses include, but are not limited to, charges related to the acquisition of WHI, primarily comprised of transaction closing costs, professional fees (banking, legal and accounting), transition services, integration, retention payments, severance and other acquisition-related expenses or post-closing expenses. These charges include only expenses that are expected to end when the integration is complete. Transaction expenses of approximately $0.4 million and $12.2 million ($0.3 million and $7.6 million after tax) are included in selling, general and administrative expenses for the three months and nine months ended September 30, 2011, respectively. Transition and integration expenses of $15.8 million and $21.9 million ($9.9 million and $13.6 million after tax) are included in selling, general and administrative expenses for the three months and nine months ended September 30, 2011.
(2)	This adjustment represents the expected per share effect of WHI and all other prior acquisition related intangible amortization. Acquisition related intangible amortization of approximately $6.4 million and $10.5 million ($4.0 million and $6.5 million after tax) for the three months and nine months ending September 30, 2011, respectively, is included in selling, general and administrative expenses. Actual WHI related intangible amortization could differ materially upon final valuation. Acquisition related intangible amortization of approximately $2.4 million and $7.3 million ($1.5 million and $4.5 million after tax) is included as a reduction to revenue for the three months and nine months ended September 30, 2011, respectively.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

2011 Adjusted Earnings Per Share Guidance Information

(Unaudited)

	Estimated Year ended December 31, 2011
	Low End	High End

GAAP diluted earnings per share	$1.36	$1.46

Adjustment for WHI transaction, transition and integration related costs (1)	0.60	0.60

Adjustment for amortization of intangible assets (2)	0.34	0.34

Diluted earnings per share, as adjusted	$2.30	$2.40

(1)	This adjustment represents the per share effect of transaction, transition and integration costs directly related to the acquisition of Walgreens Health Initiatives, Inc. (“WHI”) of approximately $46.5 million ($28.9 million after tax) for the year ended December 30, 2011.
(2)	This adjustment represents the expected per share effect of the all acquisition related intangible amortization. For the year ended December 31, 2011, intangible amortization is expected to be approximately $26.4 million ($16.4 million net of tax).

2012 Adjusted Earnings Per Share Guidance Information

(Unaudited)

	Estimated Year ended December 31, 2012
	Low End	High End

GAAP diluted earnings per share	$1.97	$2.11

Adjustment for WHI transition and integration related costs (1)	0.19	0.25

Adjustment for amortization of intangible assets (2)	0.44	0.44

Diluted earnings per share, as adjusted	$2.60	$2.80

(1)	This adjustment represents the per share effect of transition and integration costs directly related to the acquisition of WHI of approximately $15.0 million to $20.0 million ($9.3 million and $12.4 million after tax) for the year ended December 30, 2012.
(2)	This adjustment represents the expected per share effect of the all acquisition related intangible amortization. For the year ended December 31, 2012, intangible amortization is expected to be approximately $35.8 million ($22.2 million net of tax).